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                                   EXHIBIT 99
                                   ----------

Date: October 30, 2007

FOR IMMEDIATE RELEASE:

CONTACT:                                          ABOUT FFD:
Trent B. Troyer, President & CEO                  FFD Financial Corporation is
NASDAQ 330-364-7777 or trent@onlinefirstfed.com    traded on the Capital Market
                       ------------------------    under the symbol FFDF

FFD Financial Corporation Reports Net Earnings For The Three Months Ended September 30, 2007


DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended September 30, 2007, of $408,000, or per share diluted earnings of $.37, compared to net earnings of $442,000, or $.37 per diluted share, reported for the comparable three-month period in 2006. Diluted earnings per share remained constant period to period, despite the decrease in net earnings, as a result of the Corporation's stock repurchases, a longstanding capital management tool. The $34,000, or 7.7%, decrease in net earnings resulted from increases of $78,000, or 7.4%, in general, administrative and other expenses and $25,000, or 39.7%, in the provision for losses on loans and a decrease of $14,000, or 8.3%, in other income, and were partially offset by an increase of $65,000, or 4.0%, in net interest income and a decrease of $18,000, or 7.9%, in the provision for federal income taxes.

The increase in net interest income was primarily due to stable yields and increases in average balances of loans receivable and other interest-earning assets, which were partially offset by increases in the cost of new and repricing deposits during the period. The increase in general, administrative and other expense was due primarily to growth in the Corporation's operations year over year. The decrease in other income was the result of a $14,000 decrease in mortgage banking income from a continued soft residential mortgage market. The increase in the provision for losses on loans was due to a combination of loan portfolio growth, net charge-offs, and management's assessment of current economic conditions applied to the portfolio. The decrease in the provision for income taxes was due to decreased earnings before income taxes period to period.

FFD Financial Corporation reported total assets at September 30, 2007 of $173.3 million, total liabilities of $155.0 million, including deposits of $137.1 million, and shareholders' equity of $18.3 million.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, and in Sugarcreek and a limited service office in Coshocton. The Corporation maintains an interactive web site at www.onlinefirstfed.com
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                           FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                    September 30,      June 30,
         ASSETS                                              2007          2007
                                                      (unaudited)
Cash and cash equivalents                                $  7,540      $  9,033
Investment securities                                       3,488         3,448
Mortgage-backed securities                                    351           364
Loans receivable, net                                     155,214       153,282
Loans held for sale                                           170           624
Other assets                                                6,567         6,243
                                                         --------      --------
      Total assets                                       $173,330      $172,994
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $137,114      $139,922
Borrowings                                                 15,920        13,055
Other liabilities                                           2,014         1,882
                                                         --------      --------
      Total liabilities                                   155,048       154,859
Shareholders' equity                                       18,282        18,135
                                                         --------      --------

      Total liabilities and shareholders' equity         $173,330      $172,994
                                                         ========      ========

                           FFD Financial Corporation
                           -------------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                                            Three months ended
                                                               September 30,
                                                             2007          2006

Total interest income                                      $3,070        $2,744

Total interest expense                                      1,380         1,119
                                                           ------        ------

         Net interest income                                1,690         1,625

Provision for losses on loans                                  88            63
                                                           ------        ------

         Net interest income after provision for
           losses on loans                                  1,602         1,562

Other income                                                  155           169

General, administrative and other expense                   1,138         1,060
                                                           ------        ------

         Earnings before income taxes                         619           671

Federal income taxes                                          211           229
                                                           ------        ------

         NET EARNINGS                                      $  408        $  442
                                                           ======        ======

         EARNINGS PER SHARE
           Basic                                             $.37          $.37
                                                             ====          ====

           Diluted                                           $.37          $.37
                                                             ====          ====